As filed with the Securities and Exchange Commission on January 15, 2010
Registration No.____________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CUMBERLAND PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1765329
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2525 West End Ave., Ste. 950, Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)

1999 Stock Option Plan of Cumberland Pharmaceuticals Inc.
2007 Long-Term Incentive Compensation Plan of
Cumberland Pharmaceuticals Inc.
2007 Director’s Compensation Plan of Cumberland Pharmaceuticals Inc.
(Full Title of the Plan)

A. J. Kazimi
Chairman and CEO
Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068
(Name, address, and telephone number, including area code, of agent for service)
Copies to:
Martin S. Brown, Esq.
Adams and Reese LLP
424 Church Street, Suite 2800
Nashville, Tennessee 37219
(615) 259-1450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to	offering price		Proposed maximum	Amount of
to be registered	be registered(1)	per share		aggregate offering price	registration fee
Common Stock, no par value
—Outstanding under the 1999 Stock Option Plan (2)	1,958,416 shares	$3.53	(3)	$6,913,208.48	$492.91
—Outstanding under the 2007 Long-Term Incentive Compensation Plan	265,567 shares	$13.41	(3)	$3,561,253.47	$253.92
—To be issued under the 2007 Long-Term Incentive Compensation Plan	2,120,633 shares	$14.01	(4)	$29,710,068.33	$2,118.33
—To be issued under the 2007 Directors’ Incentive Plan	246,539 shares	$14.01	(4)	$3,454,011	$$246.27

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plans as a result of stock splits, stock dividends or similar transactions.

(2)	No new awards will be made under the 1999 Stock Option Plan.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price per share represents the weighted-average exercise price for outstanding options under the plan.

(4)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purpose of calculating the registration fee based on the average of the high and low price per share of the Common Stock as reported on NASDAQ on January 12, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the 1999 Stock Option Plan of Cumberland Pharmaceuticals Inc., the 2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc., and the 2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc. as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Cumberland Pharmaceuticals Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the SEC:
     (a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act with the SEC on August 12, 2009, relating to our Registration Statement on Form S-1 (File No. 333-142535) and which includes audited financial statements for our latest fiscal year;
     (b) The description of Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-33637) filed with the SEC on August 1, 2007 and Form 8-A/A (File No. 001-33637) filed with the SEC on August 2, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description;
     (c) The Company’s Form 10-Q for the period ended September 30, 2009 filed on November 12, 2009; and
     (d) All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
          Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
          The Company is incorporated under the laws of the State of Tennessee. The Tennessee Business Corporation Act provides that a Tennessee corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any proceeding, whether criminal or civil, administrative or investigative if, in connection with the matter in issue, the individual’s conduct was in good faith, and the individual reasonably believed:
•	in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the Company’s best interest;
•	in all other cases, that the individual’s behavior was at least not opposed to the Company’s best interest; and
•	in the case of a criminal proceeding, the individual had no reason to believe the individual’s conduct was unlawful.
          Our charter and bylaws provide for indemnification of our directors to the fullest extent permitted by the Tennessee Business Corporation Act, as amended from time to time. Our directors shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.
          In addition, we have entered into indemnification agreements with our directors.
          These provisions and agreements may have the practical effect in certain cases of eliminating the ability of our shareholders to collect monetary damages from directors. We believe that these contractual agreements and the provisions in our charter and bylaws are necessary to attract and retain qualified persons as directors.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

EXHIBIT NO.	EXHIBIT DESCRIPTION
4.1	Specimen certificate evidencing shares of common stock (previously filed on August 6, 2007 as an exhibit to the Company’s Registration Statement on Form S-1/A and incorporated herein by reference).

5.1	Opinion of Adams and Reese LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	1999 Stock Option Plan of Cumberland Pharmaceuticals Inc. (previously filed on May 1, 2007 as an exhibit to the Company’s Registration Statement on Form S-1 and incorporated herein by reference).

99.2
2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc. (previously filed on June 22, 2007 as an exhibit to the Company’s Registration Statement on Form S-1/A and incorporated herein by reference).

99.3
2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc. (previously filed on June 22, 2007 as an exhibit to the Company’s Registration Statement on Form S-1/A and incorporated herein by reference).

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; and
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment filed for such purposes shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 15th day of January, 2010.

CUMBERLAND PHARMACEUTICALS INC.
By:	/s/ A. J. KAZIMI
A. J. Kazimi
Chairman and CEO (Principal Executive Officer)

Name	Title	Date
/s/ A. J. KAZIMI	Chairman and CEO	January 15, 2010
A. J. Kazimi	(Principal Executive Officer)

/s/ DAVID L. LOWRANCE	Vice President and CFO	January 15, 2010
David L. Lowrance	(Principal Financial and Accounting Officer)

*	Director	January 15, 2010
Robert G. Edwards

*	Director	January 15, 2010
Thomas R. Lawrence

*	Director	January 15, 2010
Lawrence W. Greer

*	Director	January 15, 2010
Martin E. Cearnal

*By:	/s/ DAVID L. LOWRANCE
David L. Lowrance, as attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION
4.1	Specimen certificate evidencing shares of common stock (previously filed on August 6, 2007 as an exhibit to the Company’s Registration Statement on Form S-1/A and incorporated herein by reference).

5.1	Opinion of Adams and Reese LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	1999 Stock Option Plan of Cumberland Pharmaceuticals Inc. (previously filed on May 1, 2007 as an exhibit to the Company’s Registration Statement on Form S-1 and incorporated herein by reference).

99.2
2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc. (previously filed on June 22, 2007 as an exhibit to the Company’s Registration Statement on Form S-1/A and incorporated herein by reference).

99.3
2007 Directors’ Compensation Plan of Cumberland Pharmaceuticals Inc. (previously filed on June 22, 2007 as an exhibit to the Company’s Registration Statement on Form S-1/A and incorporated herein by reference).